Exhibit 10.2

FIRST AMENDMENT TO FOURTH AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“First Amendment”) is made as of the 15th day of March, 2005 by and among PW Eagle, Inc., a Minnesota corporation (“Borrower”), the lenders who are signatories hereto (“Lenders”), and Fleet Capital Corporation, a Rhode Island corporation (“FCC”), as agent for Lenders hereunder (FCC, in such capacity, being “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent and Lenders entered into a certain Fourth Amended and Restated Loan and Security Agreement dated as of October 25, 2004 (said Fourth Amended and Restated Loan and Security Agreement is hereinafter referred to as the “Loan Agreement”); and

WHEREAS, Borrower desires to amend and modify certain provisions of the Loan Agreement and, subject to the terms hereof, Agent and Lenders are willing to agree to such amendments and modifications;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrower, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the meaning given to them in the Loan Agreement.

2. Applicable Margin. Notwithstanding the provisions of the definition of Applicable Margin, the adjustment to the Applicable Margin scheduled to have occurred on May 1, 2005 shall be deemed to have occurred on April 1, 2005 so long as Borrower shall have delivered to Agent the financial statements required by subsection 8.1.3(ii) for the fiscal period ended March 31, 2005 on or prior to April 30, 2005.

3. Additional Definitions. The following definitions of “Covenant Election” and “First Amendment” are hereby inserted into Appendix A to the Loan Agreement:

“Covenant Election – an election made by Borrower with respect to any fiscal quarter and the twelve month fiscal period then ended to reduce the covenant levels of Minimum EBITDA and Interest Coverage Ratio contained in Exhibit 8.3. Borrower may only exercise a Covenant Election and such Covenant Election shall only remain effective if (x) on each day from the date on which the Covenant Election is exercised until the date on which Borrower delivers to Agent the financial statements required by subsection 8.1.3(ii) for the last month of the fiscal quarter immediately succeeding the fiscal quarter for which the Covenant Election is to apply Availability equalled or exceeded $8,000,000, (y) Borrower has not exercised a Covenant Election for more than six consecutive fiscal quarters and (z) Borrower has not exercised a Covenant Election for more than eight fiscal quarters within the Term. In order to make a Covenant Election, Borrower must notify Agent in writing as provided in Section 12.8 of such election no later than thirty days after the end of the fiscal quarter to which the Covenant Election is to apply. By way of example of the period described in clause (x) above, if Borrower wishes to make a Covenant Election for the fiscal quarter ended 12/31/05, then Borrower must notify Agent of such Covenant Election on or prior to January 30, 2006 and must maintain Availability greater than $8,000,000 for each day from the date of the Covenant Election until the date on which the financial statements for the fiscal period ended March 31, 2006 are delivered to Agent.

* * *

First Amendment – that certain First Amendment to Fourth Amended and Restated Loan and Security Agreement dated as of March 15, 2005 by and among Borrower, Agent and Lenders.”

4. Distributions. Section 8.2.7 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.7 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions; provided, however, that: (i) Borrower may make repurchases of Common Stock from its stockholders or may pay dividends on its Common Stock not in excess of an aggregate amount of $500,000 during any fiscal year or $125,000 in any fiscal quarter, in each case, provided (v) Borrower shall have Availability over the 60 days prior to such repurchase, on average, and immediately after giving effect to any such repurchase or dividend, of at least $18,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.10 to 1; (x) EBITDA for the most recently ended twelve month period equalled or exceeded $15,000,000, (y) Borrower’s total Money Borrowed as of the last day of the most recently ended fiscal month equals or is less than $114,000,000, and (z) no Default or Event of Default shall have occurred and be continuing; (ii) Borrower may make repurchases of Common Stock from its stockholders or may pay dividends on its Common Stock not in excess of an aggregate amount of $1,000,000 during any fiscal year or $250,000 in any fiscal quarter, in each case, provided (v) Borrower shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase, of at least $21,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.10 to 1; (x) EBITDA for the most recently ended twelve month period equalled or exceeded $20,000,000, (y) Borrower’s total Money Borrowed as of the last day of the most recently ended fiscal month equals or is less than $102,000,000, and (z) no Default or Event of Default shall have occurred and be continuing; (iii) Borrower may make repurchases of Common Stock from its stockholders or may pay dividends on its Common Stock not in excess of an aggregate amount of $2,000,000 during any fiscal year or $500,000 in any fiscal quarter, in each case, provided (v) Borrower shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase, of at least $25,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.10 to 1; (x) EBITDA for the most recently ended twelve month period equalled or exceeded $22,500,000, (y) Borrower’s total Money Borrowed as of the last day of the most recently ended fiscal month equals or is less than $89,000,000; (iv) Borrower may make repurchases of Common Stock from its stockholders or may pay dividends on its Common Stock not in excess of an aggregate amount of $4,000,000 during any fiscal year or $1,000,000 in any fiscal quarter, in each case, provided (v) Borrower shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase, of at least $28,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.15 to 1; (x) EBITDA for the most recently ended twelve month period equalled or exceeded $25,000,000, (y) Borrower’s total Money Borrowed as of the last day of the most recently ended fiscal month equals or is less than $82,000,000 and (z) no Default or Event of Default shall have occurred and be continuing and (v) Borrower may make a Distribution to its stockholders and certain holders of warrants to purchase shares of Borrower’s capital stock of shares of capital stock of PW Poly or of cash proceeds received from any sale of the capital stock of PW Poly. The foregoing notwithstanding, Borrower shall make no Distribution if the making of such Distribution is prohibited by the terms of the 2004 Subordinated Note Documents.”

5. Capital Expenditures. Subsection 8.2.8 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.8 Capital Expenditures. (a) Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries during any fiscal year (or other period) of Borrower exceeds the amount set forth opposite such fiscal year (or other period) in the following schedule:

Fiscal Year Ending	Permitted Capital Expenditure
December 31, 2004 and each December 31 thereafter	$2,000,000

(b) The foregoing notwithstanding, if for any fiscal year Borrower incurs less than the maximum amount of permitted Capital Expenditures permitted hereunder (such difference is hereinafter referred to as the “Capital Expenditure Carryover”), then Capital Expenditures incurred within the first six months of the next fiscal year up to an amount equal to the lesser of $750,000 (or $1,500,000 as provided below) and the Capital Expenditure Carryover, shall be treated, for purposes of this Section 8.2.8, as incurred in the prior fiscal year.

(c) The foregoing notwithstanding, if Borrower’s EBITDA for a fiscal year was $13,000,000 or more but less than $15,000,000 and Availability as of each day within the applicable fiscal year equalled or exceeded $8,000,000, then for such fiscal year permitted Capital Expenditures shall be increased to $3,000,0000.

(d) The foregoing notwithstanding, if Borrower’s EBITDA for a fiscal year was $15,000,000 or more but less than $20,000,000 and Availability as of each day within the applicable fiscal year equalled or exceeded $8,000,000, then for such fiscal year permitted Capital Expenditures shall be increased to $4,000,000 and the Capital Expenditure Carryover shall be increased to $1,500,000.

(e) The foregoing notwithstanding, if Borrower’s EBITDA for a fiscal year was $20,000,000 or more and Availability as of each day within the applicable fiscal year equalled or exceeded $8,000,000, then for such fiscal year permitted Capital Expenditures shall be increased to $6,000,000 and the Capital Expenditure Carryover shall be increased to $1,500,000.”

6. Financial Covenants. As of the “First Amendment Effective Date” (as defined in Section 5 of the First Amendment), Exhibit 8.3 to the Loan Agreement is hereby deleted and Exhibit 8.3 attached hereto and incorporated herein is incorporated into the Loan Agreement in its stead.

7. Amendment Fee. In order to induce Agent and Lenders to enter into this First Amendment, Borrower agrees to pay to Agent, for the ratable benefit of Lenders, an amendment fee equal to $25,000. Said amendment fee shall be deemed fully earned and non-refundable and shall be due and payable on the First Amendment Effective Date.

8. Conditions Precedent. This First Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(A) Borrower, Agent and Lenders shall have executed and delivered to each other this First Amendment;

(B) Borrower and the lenders under the 2004 Subordinated Note Documents shall have entered into an amendment to the Subordinated Note Documents in form and substance acceptable to Agent;

(C) Borrower shall have delivered to Agent the PVC Resin Supply Agreement (together with all amendments thereto) between Borrower and Oxy Vinyls, LP dated as of January 1, 2005 and the terms and conditions of such PVC Resin Supply Agreement (and such amendments) shall be acceptable to Agent in its reasonable discretion; and

(D) Borrower shall have paid to Agent for the ratable benefit of Lenders the amendment fee referred to in Section 7 of this First Amendment.

The date on which all of the foregoing conditions precedent are satisfied shall be called the “First Amendment Effective Date.”

9. Miscellaneous.

(a)	This First Amendment is limited as specified and shall not constitute an amendment, modification or waiver of any other provision of the Loan Agreement or any other Loan Document.

(b)	This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10. Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

(Signature Page Follows)

(Signature Page to First Amendment to

Fourth Amended and Restated Loan and Security Agreement)

IN WITNESS WHEREOF, this First Amendment has been duly executed as of the day and year specified at the beginning hereof.

PW EAGLE, INC., (“Borrower”)

By:	/s/ Scott Long
Name: Scott Long
Title: Chief Financial Officer

FLEET CAPITAL CORPORATION, as Agent and as a Lender

By:	/s/ Brian Conole
Name: Brian Conole
Title: Senior Vice President

WELLS FARGO BUSINESS CREDIT, INC., as a Lender

By:	/s/ Mona M. Krueger
Name: Mona M. Krueger
Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:	/s/ Anthony Alexander
Name: Anthony Alexander
Title: Vice President

EXHIBIT 8.3

FINANCIAL COVENANTS

Consolidated Net Income means, with respect to Borrower and its Subsidiaries (other than PW Poly) for any fiscal period, the net income (or loss) of Borrower and its Subsidiaries for such period taken as a whole (determined in accordance with GAAP on a consolidated basis), but excluding in any event: (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets or from any transaction classified as extraordinary under GAAP, any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; (b) the proceeds of any life insurance policy; (c) net earnings and losses of any business entity, substantially all the assets of which have been acquired in any manner by Borrower, realized by such business entity prior to the date of such acquisition; (d) net earnings and losses of any business entity which shall have merged into Borrower earned or incurred prior to the date of such merger; (e) net earnings of any business entity (other than a Consolidated Subsidiary) in which Borrower has an ownership interest unless such net earnings shall have been received by Borrower in the form of cash distributions; (f) earnings resulting from a reappraisal, revaluation or write-up of assets; (g) any charge to net earnings resulting from the amortization of the value of stock options given to employees to the extent required by FASB 25; (h) any increase or decrease of net income arising from a change in Borrower’s accounting methods; (i) any gains resulting from the forgiveness of Funded Debt or the retirement of Funded Debt at a discount; (j) any gain arising from the acquisition of any Securities of Borrower; (k) any reversal of any contingency reserve, unless the provision for such contingency reserve shall have been made from income arising during the fiscal period in question; and (l) any charge to earnings resulting from the write-off of deferred loan costs and/or debt discounts in connection with repayment of the 1999 Subordinated Notes and the Obligations under the Original Loan Agreement and the ETI Loan Agreement.

EBITDA With respect to any fiscal period, the sum of Borrower’s Consolidated Net Income plus amounts deducted in determining Consolidated Net Income in respect of: (a) any provision for (or less any benefit from) income taxes whether current or deferred; (b) amortization and depreciation expense; (c) Interest Expense for such period; and (d) the amount, if any, deducted from Consolidated Net Income (and not otherwise added back pursuant to clause (a), (b) or (c) of this definition) paid to Oxy Vinyls, LP in connection with Section 5.5 of the new PVC Resin Supply Agreement referred to in Section 8(c) of the First Amendment. For purposes of this Section 8.3 and Exhibit 8.3, EBITDA, for fiscal periods ending on or prior to December 31, 2004, shall not include restructuring charges of up to $1,000,000 which were incurred in fiscal year 2003, but were expensed in fiscal year 2004 and up to $400,000 of expenses which have been or will be incurred in connection with the PW Poly spin-off contemplated by Section 8.2.7(v).

Fixed Charge Coverage Ratio - With respect to any period of determination, the ratio of (i) EBITDA of Borrower for such period minus income taxes paid in cash and non-financed Capital Expenditures during such period to (ii) Fixed Charges.

Fixed Charges - For any period of determination, the sum of (a) scheduled principal payments of Funded Debt (including the principal portion of scheduled payments of Capital Lease Obligations), (b) Interest Expense paid in cash included in the determination of Consolidated Net Income, (c) dividends paid on, or repurchases or redemptions of, Borrower’s capital stock and (d) the amount of the reduction in the Fixed Asset Maximum Amount occurring within such period of determination.

Interest Coverage Ratio - With respect to any period of determination, the ratio of (i) EBITDA for such period to (ii) Interest Expense paid in cash for such period, all as determined in accordance with GAAP.

Interest Expense - With respect to any fiscal period, the interest expense incurred for such period excluding interest income as determined in accordance with GAAP, including, without limitation (whether or not such amount is included within interest expense pursuant to GAAP), the amounts payable to Oxy Vinyls, LP under Section 5.5 of the new PVC Resin Supply Agreement referred to in Section 8(c) of the First Amendment.

Interest Coverage Ratio - Borrower shall not permit the Interest Coverage Ratio as of the last date of the period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
Three months ended December 31, 2004	0.15 to 1

Six months ended March 31, 2005	0.60 to 1

Nine months ended June 30, 2005	1.60 to 1

Twelve months ended September 30, 2005 and each December 31, March 31, June 30 and September 30 thereafter	1.80 to 1; provided that if Borrower has properly made a Covenant Election with respect to the last fiscal quarter of the applicable twelve month period, then Minimum Interest Coverage Ratio shall be decreased to 1.00 to 1.

Minimum EBITDA – Borrower shall achieve EBITDA of $15,000,000 or more for the twelve month period ending December 31, 2004 and each twelve month period ending each March 31, June 30, September 30 and December 31 thereafter; provided that if Borrower has properly made a Covenant Election with respect to the last fiscal quarter of the applicable twelve month period, then the Minimum EBITDA for such twelve month period shall be decreased to $10,000,000.